Teton Energy Appoints Dominic Bazile to the Board of Directors.

DENVER July 15, 2008. Teton Energy Corporation (“Teton” or the “Company”) (AMEX: TEC) announced today that Dominic Bazile has been appointed to Teton’s Board of Directors to serve until standing for election at Teton’s annual meeting to be held in May 2009.

Dominic Bazile joined Teton in February 2007 as Executive Vice President and Chief Operating Officer. During the past year and a half with Teton, Mr. Bazile has been instrumental in assembling an approximate 23,000 acre position in the Big Horn Basin of Wyoming with significant resource potential for the Company. Mr. Bazile also directed the completion of a company transforming acquisition of production, reserves and acreage with considerable resource upside in the Central Kansas Uplift. The Kansas acquisition increased Teton’s gross acreage position to approximately 1.1 million acres.

Mr. Bazile came to Teton after four years at Bill Barrett Corporation where he served as Senior Vice President of Operations and Engineering.  While at Bill Barrett Corp., Mr. Bazile grew a technical and operational staff from one to 100 in four years and implemented annual budgets in excess of $300 million to grow production and reserves.  Mr. Bazile also played a key role in taking Bill Barrett Corp. public on the New York Stock Exchange, with an initial market capitalization of over $1 billion. Prior to Bill Barrett Corp., Mr. Bazile was a Drilling Manager at Barrett Resources Corporation where he oversaw drilling, completions and workovers for the Company.  He holds a Bachelor of Science in Petroleum Engineering from Louisiana State University and has completed the Harvard Executive Management Program.

Karl F. Arleth, President and Chief Executive Officer, stated, “We are extremely pleased to appoint someone of Dominic’s experience and talents to Teton’s Board of Directors. He has been instrumental in growing and developing our asset base of operated properties as we take Teton to the next level.”

James J. Woodcock, Non-Executive Chairman of the Board of Directors, added “On behalf of the Board of Directors of Teton, we are very happy to add Dominic to our Board. His guidance from an operational standpoint will provide additional experience and insight as we strive to develop Teton into a larger and increasingly profitable exploration and production company.”

Company Description. Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, the eastern Denver-Julesburg Basin in Colorado, Kansas and Nebraska, the Piceance Basin in western Colorado, the Williston Basin in North Dakota and the Big Horn Basin in Wyoming. Teton is headquartered in Denver, Colorado and is publicly traded on the American Stock Exchange under the ticker symbol “TEC”. For more information about Teton, please visit the Company’s website at www.teton-energy.com.

Forward-Looking Statements. This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.

Company contact:
Ron Wirth
Director of Investor Relations & Administration
(303) 565-4600
rwirth@teton-energy.com
www.teton-energy.com